EXHIBIT 99.1

Educational Development Corporation Announces Record Unaudited Net Revenues for Month of October and Declaration of Quarterly Dividend

TULSA, Okla., Nov. 23, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for the month of October, 2015, of $8,515,000 compared to $3,627,100 for October last year, an increase of 136%. Usborne Books & More (UBAM) led the way with $7,553,200 compared to $2,563,800 for October last year, an increase of 195%. The EDC Publishing Division sales were off due to timing differences from when orders are received from customers.

Mr. White states that preliminary, unaudited results for September and October indicate a significant improvement in operational margins which resulted from the increased net revenue and cost saving programs previously implemented. The increase in UBAM's net revenue was also due to 10,000 new sales associates joining the organization from June 2015 through October 30th, 2015, which now number over 16,000.

The increase in net revenues has continued and the Company expects another record month in excess of $10,000,000 for the month of November 30, 2015, which would result in net revenues for the third quarter ending November 30th, 2015, in excess of $24,000,000. Preliminary results indicate the quarter will produce net earnings of $0.37-0.40 cents per share, which compares to the same quarter last year of net revenues $10,936.700 and earnings per share of $0.13 cents per share.

The Board of Directors has authorized a $0.09 per share cash dividend, which will be paid on December 18, 2015 to shareholders of record December 11, 2015.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522